LSB
NEWS:  for immediate release                 INDUSTRIES
__________________________________________________________________
                                      POST OFFICE BOX 754 (73101)
                                     16 SOUTH PENNSYLVANIA (73107)
                                        OKLAHOMA CITY, OK U.S.A.
                                          PHONE 405-235-4546
                                         TELEX 203656 LSB UR
                                           FAX 405-235-5067



                       LSB INDUSTRIES, INC.
              RENEWS PREFERRED SHARE PURCHASE RIGHTS
             _______________________________________


    OKLAHOMA CITY, Jan. 26 /PRNewswire/   LSB Industries, Inc.
(NYSE: LSB) announced today that its Board of Directors has adopted a Renewed Preferred Share Purchase Rights Plan to replace a 1989 plan expiring on February 27, 1999. As part of the new plan, the Board of Directors has declared a dividend distribution of one Preferred Share Purchase Right on each outstanding share of LSB Common Stock to stockholders of record on February 27, 1999, which is the expiration date under LSB's existing Preferred Share Rights Agreement. The Rights are designed to assure that all of the Company's shareholders receive fair and equal treatment in the event of any proposed takeover of the Company and to guard against partial tender abusive tactics to gain control of the Company.

    The Rights will be exercisable only if a person or group acquires beneficial ownership of 20% or more of LSB's Common Stock or announces a tender or exchange offer, the consummation of which would result in ownership by a person or group of 20% or more of the Common Stock (with certain exceptions, including acquisitions by Jack E. Golsen (Chairman of the Board and President of LSB) and certain members of his family). Each Right (other than the Rights owned by such acquiring person or members of such group) will entitle shareholders to buy one one-hundredth of a share of a new series of participating preferred stock at an exercise price of $20.00. Each one one-hundredth of a share of such new preferred stock purchasable upon exercise of a Right has economic terms designed to approximate the value of one share of Common Stock.

    If LSB is acquired in a merger or other business combination transaction, each Right will entitle its holder (other than Rights owned by such acquiring person or members of such group) to purchase, at the Right's then current exercise price, a number of the acquiring company's common shares having a market value at the time of twice the Right's exercise price.

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    In addition, if a person or group (with certain exceptions)
acquires 20% or more of the Company's outstanding Common Stock, each Right will entitle its holder (other than the Rights owned by such acquiring person or members of such group which are void) to purchase, at the Right's then current exercise price, a number of shares of LSB's Common Stock having a market value of twice the Right's exercise price.

    Following the acquisition by a person or group of beneficial ownership of 20% or more of the Company's outstanding Common Stock (with certain exceptions), and prior to an acquisition of 50% or more of LSB's Common Stock by such person or group, the Board of Directors may, at its option, exchange the Rights (other than Rights owned by such acquiring person or members of such group) in whole or in part, for shares of the Company's Common Stock at an exchange ratio of one share of Common Stock (or one one-hundredth of a share of the new series of participating preferred stock) per Right.

    Prior to the acquisition by a person or group of beneficial ownership of 20% or more of LSB's Common Stock (with certain exceptions), the Rights are redeemable for one cent per Right at the option of the Board of Directors.

    The Board of Directors is also authorized to reduce the 20% thresholds referred to above to not less than 10%.

    The Rights distribution is not taxable to stockholders.

    LSB is a manufacturing, marketing and engineering company with activities on a worldwide basis. LSB's principal business activities consist of the manufacture and sale of chemical products for the mining, agricultural and industrial markets, the manufacture and sale of commercial and residential climate control products, the provision of specialized engineering services and other activities. LSB's Common Stock and Series 2 Preferred Stock are listed for trading on the New York Stock Exchange.

         SOURCE   LSB Industries, Inc.
    -0-                      01/26/99
    /CONTACT: Tony M. Shelby, Chief Financial Officer of LSB
Industries, Inc., 405-235-4546; or Leslie A. Schupak or Joe Mansi, both of KCSA, 212-682-6300, ext. 205/207, for LSB Industries, Inc./
    (LSB)

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